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                                                                   Exhibit 10.1

                        Summary of Director Compensation

Effective December 1, 2005, the following non-employee director compensation program will take effect. Total annual compensation shall be $180,000, payable as follows:

     1. Annual Cash Retainer for all non-employee directors in the amount of $50,000 payable in cash or deferred cash, at the Director's election, on the Company's Annual Meeting date. Directors choosing deferred cash may elect to have the deferred cash deposited into an interest-bearing cash account, at an interest rate determined as of the Company's annual meeting, or deposited into an account that tracks an index of the Company's stock.

     2.   The remainder of $130,000 shall be awarded as follows:

          a. Restricted shares equal to approximately 2/3 of the remainder of the total compensation.

          b. Non-qualified stock options equal to approximately 1/3 of the remainder of the total compensation.

     3. An additional Cash Retainer of $10,000 for the Audit Committee Chair, shall be payable on the Company's Annual Meeting date.

     There will also be a pro-rata mid-year adjustment to 2005 non-employee Director compensation consistent with the newly approved annual compensation amount. Effective December 1, 2005, the mid-year adjustment will provide each non-employee Director with cash, deferred cash or restricted stock, as determined by each Director's previous compensation selection with respect to the full year 2005.

     The Company reimburses directors of the Company for reasonable travel expenses incurred in connection with attendance at Board, Committee or shareholder meetings or other Company business related events (including the travel expenses of spouses if they are specifically invited to attend an event for appropriate business purposes). Reasonable travel expenses may include travel on the Company plane for Directors or spouses if such Company aircraft is available and travel is approved in advance by the Chairman of the Board or the Chief Executive Officer. Airfare is reimbursed at no greater than first class travel rates.

     All Directors are covered under a non-contributory group accidental death and dismemberment policy that provides each Director with $750,000 of coverage. Directors may elect to purchase additional coverage under that policy. Non-employee Directors may also elect to participate in an optional non-contributory group life insurance plan that provides $100,000 of coverage.

     All other terms of the Company's non-employee Director compensation remain the same as disclosed in the Company's proxy statement for the 2005 annual meeting.